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                                                                      EXHIBIT 16

February 4, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pacific Aerospace & Electronics, Inc. and, under the date of July 27, 2001, we reported on the consolidated financial statements of Pacific Aerospace & Electronics, Inc. and subsidiaries as of and for the years ended May 31, 2001 and 2000. On January 29, 2002, our appointment as principal accountants was terminated. We have read Pacific Aerospace & Electronics, Inc.'s statements included under Item 4 of its Form 8-K dated January 29, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with the following statements made by Pacific Aerospace & Electronics, Inc.:

     "The decision to change our independent accountant was recommended by our Finance and Audit Committee and approved by our Board of Directors."

     "On January 30, 2002, we engaged Arthur Andersen LLP ("Arthur Andersen") as our independent accountant to audit our financial statements for the fiscal year ending May 31, 2002. The decision to engage Arthur Andersen was recommended by our Finance and Audit Committee and approved by our Board of Directors."

     "During our fiscal years ended May 31, 2000 and May 31, 2001, and through January 29, 2002, we have not consulted with Arthur Andersen regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, that was an important factor we considered in reaching a decision on an accounting, auditing, or financial reporting issue, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of either a disagreement or a reportable event."

Very truly yours,

/s/ KPMG LLP